EXHIBIT 10.2

BASE SALARIES BONUSES AND LONG-TERM INCENTIVE AWARDS

FOR CERTAIN EXECUTIVE OFFICERS

		Percentage		Long-Term Incentive Award(3)
Executive Officer	New Base Salary(1)	Increase from 2004(2)	2004 Bonus	Number of Shares	Value(4)

John W. Elias Chairman, President & CEO	$350,000	0	$210,000	8,583	$140,804

Michael G. Long Executive Vice President & CFO	$200,000	12%	$109,000	4,683	$76,825

John O. Tugwell Executive Vice President & COO	$205,000	12%	$111,000	4,683	$76,825

(1)   These base salaries are effective April 1, 2005.

(2)   The percentage is a combination of a merit and promotional increase.

(3)   These were grants of restricted stock made on April 1, 2005 that vest ratably over a three-year period beginning with the first anniversary of the grant date.

(4)   The value of the grant of restricted stock was as of the grant date, April 1, 2005.